EXHIBIT 99.1
N E W S   R E L E A S E

Havertys – Quarterly Dividends Reinstated and Promotions Announced

ATLANTA, GEORGIA, May 15, 2012 –  At the meeting of the board of directors of  HAVERTY FURNITURE COMPANIES, INC., (NYSE: HVT and HVT.A) held on May 15, 2012, the directors declared a quarterly cash dividend to be paid on the two classes of $1 par value common stock of the company, payable Friday, June 15, 2012 to stockholders of record at the close of business on Thursday, May 31, 2012, at a rate of $0.04 per share on the outstanding shares of Common Stock (Cusip #419596101) and $0.0375 per share on the outstanding shares of Class A Common Stock (Cusip #419596200).

“We have made great advancement on a number of important initiatives towards reducing our cost structure and  generating consistent positive earnings and cash flow in a slower sales environment,” said Phil Humann, chairman. “The board believes it is important to share the benefits of our improved financial performance with our stockholders.”

Clarence Smith, president and chief executive officer, said “Havertys had paid a quarterly dividend since 1935 and its suspension in November 2008 was difficult but prudent given the severe financial economic downturn.  We paid annual dividends during the intervening years and are pleased to reinstate a quarterly dividend, as it is an important sign of our strong balance sheet, operational progress, and our confidence in the future.”

The directors also approved the promotions of Greg N. Johnson and Timothy J. Southern.

Greg Johnson was promoted to assistant vice president, distribution.  He began his career with Havertys in 1986 and worked in various capacities in the company’s Dallas, Texas distribution operations.  Mr. Johnson  was promoted to warehouse manager in 1997 and general manager of the Western Distribution Center in 2004.  He assumed company-wide duties as Director of Distribution in 2008.  He is responsible for the daily operations of Havertys’ warehouse, home delivery, customer service, and service technicians functions.  He reports to Ed Clary, CIO and senior vice president, distribution.  Mr. Johnson holds a degree in applied science.

Timothy J. Southern was promoted to assistant vice president, financial planning and analysis.  He started with the company in 2005 as senior financial analyst and was promoted to director, financial planning and analysis in 2006.  Prior to joining Havertys he held both operational and financial positions with a multi-regional company specializing in equipment rentals.  He is responsible for providing support to senior management through development and maintenance of detailed operational and financial models and budgets and reports to Randall A. Davis, vice president, corporate controller. Mr. Southern served in the United States Army and is a graduate of Wofford College with a degree in business economics.

Clarence H. Smith said, "We are pleased to recognize the important contributions both of these individuals are making to Havertys.  Our long-term success requires expertise in a number of areas and we are committed to developing a strong leadership team."

Havertys is a full-service home furnishings retailer with 119 showrooms in 17 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle- to upper-middle price ranges.  Additional information is available on the Company’s website at www.havertys.com.

Contact:
Haverty Furniture Companies, Inc., 404-443-2900
Jenny Hill Parker
SVP, Finance, Secretary and Treasurer

SOURCE:  Haverty Furniture Companies, Inc.